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                                                                     Exhibit 4.1


                         NON-NEGOTIABLE PROMISSORY NOTE



U.S. $400,000                                                   December 8, 2000


         FOR VALUE RECEIVED, 9278 COMMUNICATIONS, INC., a corporation duly organized and existing under the laws of the State of Delaware ("Maker"), hereby promises to pay to the order of NASIR GHESANI ("Payee") the aggregate principal sum of $400,000, in the amounts and on the dates set forth herein and to pay interest on the unpaid principal balance hereof at the rates set forth in
Section 4 hereunder, until this promissory note (the "Note") is paid in full.

         1. This Note is being issued to the Payee in connection with an Agreement and Plan of Merger, by and among Reliable Networks, Inc., the Payee, Reliable Acquisition Corp. and the Maker, dated of even date herewith (the "Merger Agreement"). Undefined capitalized terms which appear in this Note shall have the definitions ascribed to them in the Merger Agreement. The principal balance of this Note may be adjusted at any time, and from time to time by the Maker, pursuant to Section 1.09 of the Merger Agreement. In addition, the Maker and Payee have entered into an Employment Agreement, dated of even date herewith (the "Employment Agreement").

         2. Repayment of the principal and any accrued interest shall be made in full twenty (20) days after the date hereof (the "Maturity Date"). In the event that payment in full of the principal and any accrued interest has not been received by the Payee on or prior to the Maturity Date, the Payee may at any time thereafter, until such payment is received, in addition to any other rights the Payee may have, give a thirty (30) day written notice to cure to the Maker (the "Cure Period"). If the Maker does not cure within such Cure Period, by paying all of the outstanding principal and accrued interest then due, then the Payee shall have the option to give written notice of termination of the Employment Agreement to the Maker, pursuant to Section 10.01 of the Merger Agreement.

         3. If the Employment Agreement is terminated prior to the Maturity Date by (i) the Maker for "Cause", pursuant to Section 6(c)(i) or (ii) thereof, or
(ii) voluntarily by the Payee without "Good Reason", as defined in Subsection 7(d) thereof, then, among other things, as set forth in Section 10.02 of the Merger Agreement, the obligations of the Maker to make payments pursuant to this Note shall terminate, and the parties hereto shall have no further obligation hereunder. In such event, the Payee shall have the right to retain all payments previously made by the Maker pursuant to this Note.

         4. Interest on the unpaid principal balance hereof shall accrue at the rate of five (5%) percent per annum, from the date hereof through the Maturity Date. Thereafter, interest on the unpaid principal balance hereof shall accrue at a rate of ten (10%) percent per annum until this Note is paid in full.

         5. Upon three (3) business days' prior notice to the Payee, the principal balance and any accrued and unpaid interest may be prepaid by the Maker in whole or in part without penalty.



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         6. Each of the following events shall constitute an Event of Default
(an "Event of Default"), upon which the entire principal amount of the Note then outstanding together with accrued interest thereon shall become immediately due and payable in full, as provided herein:

         (a) The seizure or other appropriation of all or a substantial part of the property of Maker by any governmental agency or any court of competent jurisdiction;

         (b) Maker shall: (i) apply for or consent to the appointment of a receiver, trustee or liquidator for it or any material part of its property; (ii) admit in writing its inability to pay its debts as they mature; (iii) make a general assignment for the benefit of creditors; (iv) be adjudicated bankrupt or insolvent; (v) file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors or take advantage of any bankruptcy, reorganization, insolvency, readjustment or debt, dissolution or liquidation law, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law; or (vi) take any action for the purpose of effectuating any of the foregoing; or

         (c) Any order, judgment or decree shall be entered, without the application, approval or consent of Maker, by any court of competent jurisdiction, approving a petition seeking reorganization of Maker or of all or a substantial part of the assets of Maker, or appointing a receiver, trustee or liquidator therefor, or such a petition, seeking reorganization or liquidation shall be filed against Maker and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days.

         7. Maker waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note.

         8. The Payee shall not, by any act, delay, omission or otherwise, be deemed to have waived any right or remedies hereunder unless such waiver be in writing and signed by the Payee. A waiver on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any future occasion.

         9. All provisions of this Note shall be considered as separate terms and conditions, and in the event that any one shall be held illegal, invalid or unenforceable, all other provisions hereof shall remain in full force and effect as if the illegal, invalid or unenforceable provision were not a part hereof; provided, however, that whenever possible, the illegal, invalid or unenforceable provision shall be deemed modified and amended to the extent that it may thereby be made legal, valid and enforceable.

         10. This Note shall be governed by, construed and interpreted in accordance with the laws of the State of New York respecting agreements negotiated, entered into and to be fully-performed within the State of New York.

         11. This Note may not be altered, modified, amended, terminated or discharged orally.



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         12. This Note is non-negotiable and may not be assigned, sold, transferred, pledged or hypothecated by the Payee in whole or in part.

         13. If any action or proceeding is brought by the Payee to collect the sum due under this Note because of a default in payment by the Maker, then the Payee shall be entitled to collect all costs incurred by the Payee, including reasonable attorney's fees.


                                         9278 COMMUNICATIONS, INC.


                                         By: /s/ Sajid Kapadia
                                             -----------------------------------
                                             Name: Sajid Kapadia
                                             Title: Chief Executive Officer



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